UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 12, 2006

TEMPUR-PEDIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

(800) 878-8889

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 12, 2006, the Board of Directors of Tempur-Pedic International Inc. (the “Company”) approved annual salary increases for the named executive officers of the Company (as defined in Regulation S-K Item 402(a)(3)) other than the Chief Executive Officer. The Board of Directors also approved 2006 target bonuses for the named executive officers as a percentage of each officer’s base salary. The criteria for achieving the target bonuses include total revenue, pro forma earnings per share and earnings before interest and taxes and a discretionary component based on individual performance. In addition, the Compensation Committee of the Board of Directors has approved the 2006 salary and 2006 target bonus for the Company’s Chief Executive Officer. The base salary amounts and the target bonus percentages are as follows:

Officer	2006 Salary	2006 Target Bonus (as a % of Salary)
Mr. Robert B. Trussell, Chief Executive Officer	$566,800	100%
Mr. H. Thomas Bryant, President	$424,320	80%
Mr. Matthew D. Clift, Executive Vice President, Global Operations	$324,480	50%
Mr. David Montgomery, Executive Vice President and President of International Operations *	$332,592	50%
Mr. Dale E. Williams, Senior Vice President, Chief Financial Officer and Secretary	$294,320	50%

*	Mr. Montgomery’s 2006 target bonus is paid in Pounds.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) - (c) On March 13, 2006, the Company announced a succession plan in connection with Mr. Trussell’s decision to retire as Chief Executive Officer effective at the 2006 Annual Meeting of stockholders to be held on April 28, 2006. Mr. H. Thomas Bryant, the Company’s current President, has been elected as the new Chief Executive Officer effective at the 2006 Annual Meeting. Mr. Trussell will remain as a director of the Company, and has been nominated for re-election as a director at the Annual Meeting, and if re-elected, will be appointed to the position of Vice Chairman.

Mr. Bryant, age 58, joined the Company in July 2001. From July 2001 to December 2004, Mr. Bryant served as Executive Vice President and President of North American Operations. In December 2004, Mr. Bryant was promoted to President of the Company. Prior to joining the Company, from 1998 to 2001, Mr. Bryant was the President and Chief Executive Officer of Stairmaster Sports & Medical Products, Inc. From 1989 to 1997, Mr. Bryant served in various senior management positions at Dunlop Maxfli Sports Corporation, most recently as President. Prior to that, Mr. Bryant spent 15 years in various management positions at Johnson & Johnson. Mr. Bryant received his B.S. degree from Georgia Southern University. There are no family relationships between the Mr. Bryant and the Company.

Pursuant to the terms of the Amended and Restated Employment and Noncompetition Agreement between the Company and Mr. Bryant dated as of October 4, 2002, Mr. Bryant currently receives a base salary of $408,000, and he is eligible to receive a performance bonus based on a formula established by the Board of Directors. Mr. Bryant is also eligible to participate in the Company’s benefit plans and receive an automobile allowance. In the event that the Company terminates Mr. Bryant without cause or Mr. Bryant terminates his employment for good reason, Mr. Bryant is entitled to receive a pro-rata portion of his performance bonus and, for a minimum of 12 months, his base salary. If the Company terminates Mr. Bryant with cause, or Mr. Bryant terminates his employment for no reason, Mr. Bryant is entitled to receive any unpaid portion of his base salary and a pro-rata portion of his performance bonus. Mr. Bryant is also subject to confidentiality, noncompetition and nonsolicitation provisions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release announcing the Chief Executive Officer Succession Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2006

Tempur-Pedic International Inc.

By:	/s/ Robert B. Trussell, Jr.
Name: Robert B. Trussell, Jr. Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release announcing the Chief Executive Officer Succession Plan